Exhibit 99.1

Aradigm Announces Entering into an Asset Purchase Agreement with Grifols, S.A.

Newark, Calif.—(BUSINESSWIRE)— Aradigm Corporation (OTC PINK: ARDM) (“Aradigm” or the “Company”) today announced that the Company has entered into an Asset Purchase Agreement pursuant to which Grifols, S.A. (the “Buyer”) will acquire the Company’s assets and intellectual property that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof. The sale is subject to the approval of the Bankruptcy Court, and is subject to the results of an auction process, as described below. The purchased assets will be sold free and clear of liens, claims and encumbrances.

The purchased assets include all Intellectual Property Assets and Patents that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof, the information and know-how that Aradigm controls that is related to or useful for the development of an Aradigm Product, including protocols, manufacturing processes, and technical and sourcing information, all filings, submissions, applications, reports or correspondence between Aradigm and any Regulatory Agency related to the purchased assets, and records and reports including all pharmacological, pre-clinical, clinical, analytical and quality control data, results and material correspondence related to the purchased assets

Excluded from the sale are all of the Company’s cash and cash equivalents, accounts or notes receivable, certain contracts, tangible personal property, the name Aradigm Corporation, accounts and records of Aradigm Corporation, all benefit plans and the shares of Aradigm.

The purchase price is cash of $3,247,000 payable at Closing, waiver of Proof of Claim No. 4 in the amount of $19,950,000 filed by the Buyer in the Company’s bankruptcy case, waiver of Proof of Claim No. 5 in the amount of $11,785,898.96 filed by the Buyer’s affiliate in the bankruptcy case, a milestone payment of $2 million payable upon approval of any Aradigm product by the FDA, a milestone payment of $1 million payable upon approval of any Aradigm product by the EMA, and during the Royalty Term as defined in the Asset Purchase Agreement, the Company will receive twenty-five percent of any royalties received by the Buyer.

The Company has filed a motion with the Bankruptcy Court to approve the procedures for the receipt of overbids and for the conduct of an auction for the assets. The Company has also filed a motion to approve the sale with the Bankruptcy Court. Pending approval by the Bankruptcy Court, the Company plans to hold the auction on March 24, 2020 and the hearing before the Bankruptcy Court to approve the sale March 25, 2020. Pursuant to the terms of the Asset Purchase Agreement, the Company is free to accept higher and better bids at auction.

The above description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement which has been filed with the U.S. Bankruptcy Court along with the Disclosure Schedules.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Apulmiq (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of patients with NCFBE and chronic lung infection with P. aeruginosa. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

About Non-Cystic Fibrosis Bronchiectasis

Non-Cystic Fibrosis Bronchiectasis (NCFBE) is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Apulmiq is a registered trademark of Grifols, S.A.

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Aradigm Corporation

John M. Siebert, 510-265-8800

Acting Principal Executive Officer